Exhibit 10.10

DEMAND MEDIA, INC.

Re:          AT-WILL EMPLOYMENT TERMS

Dear Shawn:

In consideration of the compensation, benefits and promises contained herein and for other good and valuable consideration, the adequacy of which you and Demand Media, Inc., a Delaware corporation (the “Company”) hereby acknowledge, you and the Company hereby enter into this letter agreement (the “Agreement”) as of April 18, 2006 (the “Execution Date”), subject to the terms and conditions contained herein, and further subject to and conditioned upon the consummation of the initial capitalization of and the acquisitions currently contemplated by the Company (the “Transactions”).  This Agreement shall become effective only upon the closing of the Transaction last to occur (the “Closing,” and the date on which such Closing occurs, the “Effective Date”), it being understood that this Agreement shall be null and void and of no force or effect if any of the Transactions is not consummated for any reason.

1.              POSITION, DUTIES AND RESPONSIBILITIES.  The Company will employ you, and you agree to be employed by the Company, as an Executive Vice President of the Company and you shall perform such employment duties as are usual and customary for such position, as the Company may assign to you from time to time.  While employed by the Company, you agree to devote your full business time and attention to serving the Company in such position.  Your duties may be changed from time to time by the Company.  You will report to the Chief Executive Officer of the Company (currently Richard Rosenblatt), and will work full-time at our principal offices, currently located in Santa Monica, California, except for travel to other locations as may be necessary to fulfill your responsibilities.  If the Company so requests, you will serve the Company, its subsidiaries and/or affiliates in other capacities in addition to the foregoing.  In the event that you serve in any one or more of such additional capacities, the Company may, in its sole discretion, increase your compensation on account of such additional service beyond that specified in this Agreement.

2.              BASE COMPENSATION.  During your employment with the Company, the Company will pay you a base salary (the “Base Salary”) of two hundred thousand dollars ($200,000) per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and pro-rated for any partial period of service.  Your Base Salary may be subject to upward adjustment, in the sole discretion of the Company, pursuant to the Company’s policies as in effect from time to time.

3.              ANNUAL BONUS.  In addition to the Base Salary set forth above, you will be eligible to receive an annual bonus (the “Bonus”) under the Company’s incentive bonus plan applicable to similarly situated employees of the Company, as in effect from time to time, in accordance with the terms and conditions of such bonus plan.  The amount of your Bonus will be targeted at 40% of your Base Salary, based on the attainment of

4.              performance criteria established and evaluated by the Company in its sole discretion in accordance with the terms of such bonus plan, provided, that your actual Bonus for any year may equal more or less than 40% of your Base Salary (and may equal zero), depending upon whether and to what extent such criteria are attained.  Payment of your Bonus(es), to the extent any Bonus(es) become payable to you, will be contingent upon your continued employment through the date on which bonuses are paid generally under the applicable bonus plan.

5.              RESTRICTED STOCK AWARD.  Subject to adoption by the Board of Directors of the Company and approval by the Company’s stockholders of the Company’s 2006 Equity Incentive Plan (the “Equity Plan”), the Company agrees to grant to you three million, hundred fifty thousand (3,150,000) restricted shares of the Company’s common stock (the “Restricted Stock”) under the Equity Plan.  The Restricted Stock shall be subject to such restrictions as the Company, in its sole discretion, shall determine in accordance with the terms of the Equity Plan, which may include, without limitation, any reacquisition and transferability restrictions (the “Restrictions”).  The terms and conditions of the Restricted Stock, including any Restrictions, shall be set forth in a Restricted Stock agreement to be entered into by the Company and you which shall evidence the grant of the Restricted Stock (the “Restricted Stock Agreement”).  The Restricted Stock shall vest and all Restrictions thereon shall expire (i) as to seven hundred eighty-seven thousand, five hundred (787,500) shares on the first anniversary of the date of grant of the Restricted Stock (the “Grant Date”), and (ii) as to an additional sixty-five thousand, six hundred twenty-five (65,625) shares on each monthly anniversary of the Grant Date thereafter, subject to your continued employment with the Company through each such vesting date, such that all shares of Restricted Stock shall be vested and no longer subject to the Restrictions (subject to your continued employment) on the fourth anniversary of the Grant Date, provided, that if a Change of Control (as defined in the Equity Plan) shall occur and either (x) you remain employed by the Company through the six-month anniversary of such Change of Control, or (y) the Company terminates your employment other than for Cause (as defined in the Equity Plan) prior to such six-month anniversary (in either case, an “Acceleration Event”), then, in either case, the greater of (A) seven hundred eighty-seven thousand, five hundred (787,500) shares of Restricted Stock or (B) fifty percent (50%) of the shares of Restricted Stock that remain unvested and subject to Restrictions upon the Acceleration Event shall vest immediately prior to such Acceleration Event and all Restrictions thereon expire upon the Acceleration Event and, provided further, that if the Company terminates your employment other than for Cause after an Acceleration Event described in clause (x) above, an additional three hundred ninety-three thousand, seven hundred fifty (393,750) shares (or such lesser number of shares as remains unvested and subject to Restrictions) shall vest immediately prior to such termination and all Restrictions thereon expire.  The Restricted Stock shall, subject to the provisions of this Section 4, be governed in all respects by the terms of the Equity Plan and the applicable Restricted Stock Agreement.

6.              BENEFITS AND VACATION.  While employed by the Company, you will be eligible to participate in all incentive, savings and retirement plans and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated employees of the Company, subject to the terms and conditions thereof.  While employed by the Company, you will also be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated employees of the Company, subject to the terms and conditions of the applicable Company plans or programs.  Nothing in this Agreement shall, or shall be construed so as to, obligate the Company to adopt or maintain any benefit plan or program at any time.

7.              AT-WILL EMPLOYMENT.  You will be employed by the Company hereunder as an employee at will.  Your employment with the Company will not continue for any fixed or guaranteed period of time.  Accordingly, you may terminate your employment at any time, for any reason or no reason, with or without notice.  Likewise, the Company may terminate your employment at any time, for any reason or no reason, with or without notice.

8.              TERMINATION OF EMPLOYMENT.  In the event that your employment with the Company terminates for any reason, you shall be entitled to receive any compensation and benefits that you have accrued, but not received payment for, through the date of such termination.  In addition, if your employment is terminated by the Company other than for Cause, subject to your execution and non-revocation of a binding release and waiver of claims in a form reasonably prescribed by the Company, you shall be entitled to continuation payments of your Base Salary at the rate in effect immediately prior to such termination for four months (the “Severance”), payable in accordance with the Company’s normal payroll procedure, beginning after the expiration of any applicable revocation period specified in the release and subject to Section 13 below.  The Company shall have no further obligations to you upon your termination of employment.

9.              CONFIDENTIAL INFORMATION AND EMPLOYEE DEVELOPMENT AGREEMENT.  In connection with the Company’s entering into this Agreement and in further consideration hereof, you hereby agree to execute, simultaneously with this Agreement or as soon as practicable thereafter, a Confidential Information and Employee Development Agreement in the form provided by the Company.

10.       COMPANY RULES AND REGULATIONS.  As an employee of the Company, you agree to abide by all Company policies, procedures, rules and regulations as may be set forth in a Company employee handbook or as otherwise promulgated by the Company.

11.       WITHHOLDING.  The Company shall withhold from any amounts payable under this Agreement such federal, state, local and/or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12.       ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or otherwise arising out of your employment relationship with the Company or the termination thereof, shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by you and the Company or, in the absence of such an agreement, under the auspices of the American Arbitration

13.       Association (“AAA”) in Los Angeles, California in accordance with the Employment Dispute Resolution Rules of AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

14.       Representations

a.               No Violation of Other Agreements.  You hereby represent and warrant to the Company that (i) you are fully authorized and empowered to enter into this Agreement and that the performance of your obligations hereunder will not violate any agreement between you and any other person, firm, organization or other entity, and (ii) you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by your entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

b.              No Disclosure of Confidential Information.  You hereby represent that your performance of your duties under this Agreement will not require you to, and you shall not, rely on in the performance of your duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any of your previous employers.

15.       Code Section 409A

a.               Code Section 409A Exempt.  The compensation and benefits payable under this Agreement, including without limitation the Severance, are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  However, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Code Section 409A, this agreement shall incorporate the terms and conditions required by Code Section 409A and Department of Treasury regulations as determined by the Company.  To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  If the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Code Section 409A and related Department of Treasury guidance, the Company shall adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company deems necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (ii) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

b.              Specified Employees.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance payments, shall be paid to you during the 6-month period following your “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i)) if the Company determines that paying such amounts at the time or times indicated in this Agreement would cause you to incur additional tax under Code Section 409A.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such 6-month period, the Company will pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such 6-month period.

16.       ENTIRE AGREEMENT.  As of the Effective Date, this Agreement, together with the Restricted Stock Agreement and the Confidential Information and Employee Development Agreement, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by the Company or any representative or agent thereof.

17.       SEVERABILITY.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

18.       ACKNOWLEDGEMENT.  You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement, and have been advised to do so by the Company, and (b) that you have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

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Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Agreement in the space provided below for your signature and returning it to Richard Rosenblatt at 15957 Asilomar Blvd.,  Pacific Palisades, California 90272.  Please retain one fully-executed original for your files.

Sincerely,

Demand Media, Inc., a Delaware corporation

		By:	/s/ Richard Rosenblatt
Name: Richard Rosenblatt
Title: Chairman and CEO

Accepted and Agreed,
this 18th day of April, 2006

By:	/s/ Shawn Colo
Shawn Colo